Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:
Ms. Veronica Chen, Chief Financial Officer	Ms. Linda Salo, Sr. Financial Writer
Email: vjchen36@hotmail.com	Email: linda.salo@ccgir.com
Tel: +86-22-2798-4358	Tel : +1 646-922-0894 (NY office)

Mr. Crocker Coulson, President
Email: crocker.coulson@ccgir.com
Tel: +1-646-213-1915 (NY office)
www.ccgirasia.com

Yayi International Announces First Quarter Fiscal Year 2010 Results

TIANJIN, CHINA – March 18, 2010 – Yayi International Inc., (OTC Bulletin Board: YYIN) ("Yayi International" or "the Company"), the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children, and adults in the People’s Republic of China (“China”), today announced its financial results for the first quarter of fiscal year 2010 ended January 31, 2010.

First Quarter Highlights

  Gross margin increased 23 basis points to 70.0% from 67.7% for the first quarter of fiscal year 2009.
  Co-hosted the “China Goat Milk Industry Development Summit” together with the National Development and Reform Commission and the China Dairy Association in late January 2010 and held a nationwide distributor conference after the summit.
  Streamlined product portfolio and increased marketing efforts in order to concentrate Company’s resources to target the “Milk Goat” brand at a more focused addressable market.

"The first quarter of fiscal year 2010 represented a critical inflection point for us as we targeted our brand and increased marketing efforts in preparation for significant growth in production capacity and sales. In line with our expectations, the quarter continued the soft trend of the previous quarter as we streamlined our core product portfolio to include only ten formula product lines, restrained sales efforts of previously planned product introductions and temporarily suspended sales to supermarkets to accommodate for the transition to our new, more expensive, goat milk formula products," said Ms. Li Liu, Chief Executive Officer of Yayi International. "Despite the weaker sales in November and December due to this restructuring of product portfolio, we are pleased to report impressive sales and gross margin contributions from our new product mix as it hit the shelves in January 2010. We expect our net sales for the next few quarters will continuously improve, starting with the second quarter of our current fiscal year, when our marketing, distribution and capacity expansion initiatives will start gaining momentum and translating into solid sales."

First Quarter Results

For the three months ended January 31, 2010, net sales decreased 40.8% to $3.9 million from $6.6 million for the same period of fiscal year 2009. The decrease was mainly because of a shift in product mix and reduced sales efforts in the fourth quarter of fiscal year 2009 and the first quarter of fiscal year 2010 when the Company consciously restrained its marketing activities for old products and previously planned product introductions such as goat milk tea drinks, goat milk tablets and coffee mate, in preparation for the launch of its new product portfolio in January 2010. Although the new product lines have been available for less than a month, they contributed to 33.8% of Yayi International’s total net sales for the first quarter of fiscal year 2010 partially supported by very favorable market reactions following the Company’s major TV commercials on China’s Central Television (CCTV).

Gross profit for the three months ended January 31, 2010 dropped 38.8% to $2.7 million, compared with $4.4 million for the corresponding period last year. Gross profit margin, however, expanded 23 basis points to 70.0% from 67.7% last year, which was primarily attributable to improvement in production efficiency, a decline in unit costs and higher pricing for the new product portfolio.

Operating expenses for fiscal first quarter increased 45.3% to $2.6 million from $1.8 million for the same period last year. The increase was primarily attributable to the increase in advertising and promotion expense as well as other selling, general administrative expenses. Advertising and promotion expense for the first quarter grew 60.2% to $1.1 million as the Company launched a prime-time TV commercials to promote new product lines nationwide. As a percentage of sales, advertising and promotion expenses were 29.0% for the first quarter of fiscal year 2010 compared with 10.8% for the corresponding period last year. Other selling, general and administrative expense increased 59.0% to $1.0 million because of investment in IT infrastructure and office renovation and the hosting of the “China Goat Milk Industry Development Summit.” For the first quarter of fiscal year 2010, operating expenses as a percentage of net sales were 68.2% versus 27.8% for the same period in fiscal year 2009.

As a result, operating profit declined 97.4% to $0.07 million, compared with $2.6 million for the first quarter of fiscal year 2009. Operating profit margin for the first quarter of fiscal year 2010 contracted 381 basis points to 1.8% from 39.9% for the same period of fiscal year 2009.

Net loss for the three months ended January 31, 2010 was $0.3 million, or $0.01 per weighted average basic and diluted share, compared with net income of $1.6 million, or $0.06 per weighted average basic and diluted share for the three months ended January 31, 2009. The number of weighted average basic and diluted shares increased to approximately 25.8 million shares during the quarter from 25.0 million shares due to the conversion effect of convertible notes in December 2009. Excluding non-cash expenses including a write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in connection with the reverse merger on June 6, 2008, an adjustment from the reduction in the exercise price of the Company’s Series A and Series D warrants, and interest expenses on a convertible note, adjusted net loss available to common shareholders was $0.00 per basic and diluted share for the first quarter of fiscal year 2010 compared with adjusted net income of $1.9 million, or $0.07 per basic and diluted share for the same period of fiscal year 2009. For a full reconciliation of net income, please see the reconciliation table below.

Reconciliation of Adjusted Net Income

To supplement the Company's condensed consolidated financial statements for the fiscal first quarters ended January 31, 2010 and January 31, 2009 presented on a GAAP basis, the Company provided adjusted financial information in this release that excludes non-cash expenses including a write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives issued in connection with the Company’s reverse merger, an adjustment from the reduction in the exercise price of the Company’s Series A and Series D warrants, and interest expenses on a convertible note. The Company's management believes that these adjusted measures, adjusted net income and adjusted diluted earnings per share, provide investors with a better understanding of how the results relate to the Company's current and historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financials. The adjusted financial information that the Company provides also may differ from the adjusted information provided by other companies. Management believes that these adjusted financial measures are useful to investors because they exclude non-cash expenses that management excludes when it internally evaluates the performance of the Company's business and makes operating decisions, including internal budgeting, and performance measurement, as these measures provide a consistent method of comparison to historical periods. As a result, the provision of these adjusted measures allows investors to evaluate the Company's performance using the same methodology and information as that used by the Company's management. Moreover, management believes that these adjusted measures reflect the essential operating activities of the Company. Adjusted measures are subject to inherent limitations because they do not include all of the expenses included under GAAP and because they involve the exercise of judgment of which charges are excluded from the adjusted financial measure. However, the Company's management compensates for these limitations by providing the relevant disclosure of the items excluded. A reconciliation of each adjusted measures to the nearest GAAP measure appears in the table below:

	Three months ended	Three months ended
	January 31, 2010	January 31, 2009
Reported net loss	-256,076	1,570,622
Write-off of liquidated damages	0	140,000
Write-off on debt issuance costs and accretion of debt discount from the warrants and embedded derivatives	91,227	118,913

Fair value of reduction in Series A and Series D warrant exercise price	88,500	-
Interest on convertible note	9,829	26,214

Adjusted net income available to common shareholders	-66,520	1,855,749

Diluted weighted average number of shares outstanding	25,804,464	25,000,000

Adjusted net income available to common shareholders per diluted shares	-0.00	0.07

Financial Condition

As of January 31, 2010, Yayi International held $7.0 million in cash and cash equivalents, $18.6 million in working capital and a current ratio of 2.2 to 1. Advances were $19.1 million as of January 31, 2010 mainly due to purchase of factory, warehouse, office buildings and machinery equipment that are used in its new production facilities in Tianjin and Weinan of Shaanxi Province, and increased by $0.6 million from October 31, 2009. At the end of first quarter, the Company had $6.7 million in short-term debt, and no long-term liabilities. Shareholders' equity was $11.4 million, compared with $10.1 million as of January 31, 2009.

During fiscal years 2010 and 2011, the Company intends to expend approximately $17.1 million, of which $9.8 million is for the expansion of its administrative and production facilities and $7.3 million is for working capital for the goat milk processing facility in Weinan of Shaanxi Province.

Recent Events

On March 12, 2010, Yayi International announced the launch of a flagship Internet store that distributes its goat milk products on Taobao.com, the largest online shopping marketplace in China and Asia. To access the store, please click http://milkgoat.mall.taobao.com/.

On February 26, 2010, the Company announced the appointment of Ms. Veronica Jing Chen as its new Chief Financial Officer, effective February 24, 2010. Ms. Chen replaces Ms. Tong Li, who resigned for personal reasons on the same day.

Business Outlook

Following a successful distributor conference in late January 2010, as of March 17, 2010, Yayi International has signed more than $30.5 million sales contracts as part of our sales target. The sales contracts amount is almost doubling the value of sales contracts for the comparable period in 2009. Consequently, the Company reaffirms its previous guidance for fiscal year ending October 31, 2010 of net sales between $43.9 million and $58.6 million.

The Company is also making progress in expanding its production capacity through the construction of goat milk powder production lines, goat farm facilities, and goat milking stations. The Company expects to receive and install the required equipment in May 2010, after which it will gradually start increasing production capacity.

"Following the breakthrough in our branding effort, which has resulted in increased consumer awareness of our “Milk Goat” brand and the benefits of goat milk, we are well positioned to grow our business. Based on the positive customer feedback regarding our newly launched product portfolio and the growing number of distributors, we expect revenue to pick up momentum starting from the second quarter of fiscal year 2010. Supported by our ramp up in production capacity throughout the year, we are confident that we will meet our sales guidance for fiscal year 2010," concluded Ms. Liu.

About Yayi International

Yayi International is the first mover and a leading producer and distributor of premium goat milk formula products for infants, toddlers, young children and adults in China. Its current formula product lines are targeted at the premium market segment and health-conscious consumers. The Company has a vertically-integrated production process. It sources raw goat milk from its proprietary dairy farms and neighboring goat dairy farmers on a long-term contract basis in milk collection centers, which ensures high quality control of its products. The Company's distribution network comprises of a nationwide footprint across China in 27 provinces and municipalities including infant-maternity store chains, supermarkets (including multinational chains), and drug stores as well as catalogue sales and a dedicated online store at Taobao.com.

Forward-looking Statements:

This press release contains certain statements that may include 'forward-looking statements'. All statements other than statements of historical fact included herein are 'forward-looking statements'. These forward looking statements are often identified by the use of forward-looking terminology such as 'believes,' 'expects' or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Financial Tables Follow

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YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	Three months ended
	January 31,
	2010	2009

Net sales	$3,873,257	$6,550,497

Cost of goods sold	1,161,219	2,116,018

Gross profit	2,712,038	4,434,479

Operating expenses
Advertising and promotion expense	1,129,104	704,942
Salaries	470,800	364,152
Other selling, general and administrative expenses	1,007,866	633,796
Commission	17,588	75,506
Research and development expense	17,836	40,614

	2,643,194	1,819,010

Operating profit	68,844	2,615,469

Other income (expenses)
Interest income	4,734	2,083
Other income	2,329	909
Interest expense	(112,118)	(187,830)
Accretion of debt discount and deferred financing cost	(91,227)	(203,839)
Warrant modification expense	(88,500)	-
Other expense	(15,363)	(5,296)

Other expense	(300,145)	(393,973)

(Loss) income before income taxes	(231,301)	2,221,496

Income taxes	(24,775)	(650,874)

Net (loss) income	(256,076)	1,570,622

Other comprehensive income
Foreign currency translation adjustment	4,568	(38,524)

Comprehensive (loss) income	$(251,508)	$1,532,098

Basic and diluted weighted average number of shares outstanding	25,804,464	25,000,000

Basic and diluted (loss) earnings per share	$(0.01)	$0.06

YAYI INTERNATIONAL INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	January 31	October 31
	2010	2009
	(unaudited)	(audited)

ASSETS
Current assets:
Cash and cash equivalents	$6,951,982	$10,368,213
Restricted cash	28,576	-
Accounts receivables, net of allowances of $62,170 and $46,259	2,673,223	3,037,667
Other receivable, net of allowances of $16,483 and $9,146	1,739,019	1,117,277
Inventories	2,719,389	2,506,310
Prepaid expenses	576,941	83,912
Land use rights, current portion	18,845	-
Advances	19,118,205	18,536,460
Deferred tax asset	134,488	-
Deferred financing cost	-	18,686

Total current assets	33,960,668	35,668,525

Property, plant and equipment, net	3,623,753	3,698,981
Construction in progress, net	2,096,994	2,095,904
Livestock	171,131	107,441
Goodwill	278,340	278,291
Land use rights	923,417	-
Deferred tax asset	6,937	-

Total assets	$41,061,240	$41,849,142

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short term loans	$6,703,636	$6,468,497
Accounts payable	836,210	1,268,253
Other payable and accrued expenses	1,067,210	1,387,105
Advance from customers	234,094	56,350
Income and other tax payable	1,172,366	1,568,916
Accrued sales return	106,137	166,476
Due to related parties	5,312,405	5,311,472
Deferred tax liability	-	2,424
Long term loans - current portion	-	1,227,459

Total current liabilities	15,432,058	17,456,952

Total liabilities	15,432,058	17,456,952

Commitments and contingencies (Note 14)	-	-

PREFERRED STOCK , par value $0.001, 10,000,000 shares authorized, Series A 10% non-cumulative redeemable convertible preferred stock, redemption $9.80 per share plus 25% interest from date of issuance to date of redemption, 1,530,612 shares issued and outstanding	14,264,871	14,264,871

STOCKHOLDERS' EQUITY

Common stock, par value $0.001, 100,000,000 shares authorized, 26,303,112 and 25,000,000 shares issued and outstanding, respectively	26,303	25,000

Additional paid in capital	4,721,421	3,234,224
Statutory surplus reserve fund	1,142,397	1,142,397
Retained earning	5,167,819	5,423,895
Accumulated other comprehensive income	306,371	301,803

Total stockholders’ equity	11,364,311	10,127,319

Total liabilities and stockholders' equity	41,061,240	41,849,142

YAYI INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three Months Ended
	January 31,
	2010	2009
Cash flow from operating activities

Net (loss) income	$(256,076)	$1,570,622
Adjustments to reconcile net income to net cash provided by operating activities:
Net foreign currency transaction loss	337	(15,500)
Depreciation of property, plant and equipment	116,843	84,930
Depreciation of livestock	3,161	-
Amortization of deferred financing cost	18,686	109,283
Allowance of bad debts-Accounts receivable	15,907	11,675
Allowance of bad debts-Other receivable	7,337	89,392
Sales return allowance	(60,381)	14,455
Warrant modification expense	88,500	-
Accretion of debt discount	72,541	94,556

(Increase) decrease in operating assets, net of effect of acquisition:

Restricted cash	(28,582)	-
Accounts receivables	349,147	(347,429)

Other receivables	(629,014)	(114,808)

Inventories	(212,690)	591,377

Prepaid expenses	(493,131)	(66,965)

Advances	(288,110)	187,705
Deferred tax asset and current assets	(143,850)	9,370

Increase (decrease) in operating liability, net of effect of acquisition:

Accounts payable	(432,357)	(855,490)
Advance from customers	177,771	10,719

Income and other tax payable	(396,933)	456,973

Other payable and accrued expenses	(164,053)	229,910

Net cash (used in) provided by operating activities	(2,254,947)	2,060,775

Cash flows from investing activities

Purchase of equipment	(40,956)	(72,019)
Advance for construction of factory and warehouse	-	(3,356,620)
Advance for acquisition of land use rights	-	(145,940)

Advance for purchase of equipment	(436,794)	-

Construction in progress	(722)	(46,105)

Purchase and breeding of livestock	(66,846)	(68,217)
Acquisition of land use right	(796,164)	-
Net cash used in investing activities	(1,341,482)	(3,688,901)

Cash flows from financing activities
Proceeds from short term loans	2,925,919	2,479,463

Repayment of short term loans	(2,691,845)	(729,700)
Repayment of long term loans	-	(8,625)
Repayment of convertible debt and accrued interest	(56,000)	-

Due (from) to related parties	(22)	(6,202)
Net cash provided by financing activities	178,052	1,734,936

Effect of exchange rate changes in cash	2,146	(2,681)

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